UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No.          )

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Community Partners Bancorp
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COMMUNITY PARTNERS BANCORP
1250 Highway 35 South
Middletown, New Jersey 07748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2012

To Community Partners Bancorp Shareholders:

The Annual Meeting of Shareholders of Community Partners Bancorp will be held at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey, on Wednesday, May 16, 2012, at 10:00 a.m., for the following purposes:

1.	To elect thirteen (13) directors.

2.	To ratify the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the 2012 fiscal year.

3.	To consider an amendment to the Company’s certificate of incorporation to classify the Board of Directors into three classes and to prevent removal of the Directors by shareholders without cause.

4.	To act upon such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on March 20, 2012 are entitled to notice of and to vote at the Annual Meeting.  Whether or not you contemplate attending the Annual Meeting, we suggest that you promptly execute the enclosed proxy and return it to the Company.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to either the election of directors or the resolution amending the certificate of incorporation unless they have received instructions from the beneficial owner of the shares.  If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors and in connection with the resolution amending the certificate of incorporation.

Important notice regarding the availability of proxy materials for the 2012 Annual Meeting of Shareholders: The Proxy Statement for the 2012 Annual Meeting of Shareholders and 2011 Annual Report to Shareholders are available at http://www.cfpproxy.com/5995.

By order of the Board of Directors, William D. Moss President and Chief Executive Officer

April , 2012

YOUR VOTE IS IMPORTANT.  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

COMMUNITY PARTNERS BANCORP
1250 Highway 35 South
Middletown, New Jersey 07748

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 16, 2012

PROXY STATEMENT

This proxy statement is being furnished to the shareholders of Community Partners Bancorp (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 16, 2012, at 10:00 a.m., at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey, and at any postponement or adjournment thereof.

This proxy statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to shareholders on or about April  , 2012.

Two River Community Bank (“Two River” or the “Bank”) is the sole banking subsidiary of the Company.

GENERAL

The holders of record of shares of common stock of the Company at the close of business on the record date, which is March 20, 2012, are entitled to vote such shares at the Annual Meeting.  On March 20, 2012, there were ____________ shares of common stock outstanding entitled to vote at the Annual Meeting.  In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Each shareholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.  Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

Certain proposals, such as the ratification of the appointment of auditors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions.  For “non-routine” proposals, such as the election of directors and an amendment to the certificate of incorporation, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

Directors will be elected by a plurality of the votes cast at the Annual Meeting.  Thus, assuming a quorum, an abstention or a broker non-vote will have no effect on the outcome of the vote on election of directors at the meeting.  The appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the favorable vote of a majority of the votes cast.  Thus, an abstention or a broker non-vote will have no effect on the outcome.  The amendment to the Company’s certificate of incorporation will be approved if a majority of the votes cast are FOR the proposal.  Thus, abstentions and broker non-votes will have no impact on the approval of this amendment.

Shares of common stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy.  Unless contrary instructions are given, the proxy will be voted for (1) the election of each of the Board of Directors’ nominees for director, (2) the ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm for the 2012 fiscal year, and (3) amendment to the Company’s certificate of incorporation.  With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, at the discretion of the proxy holders.

Election inspectors appointed for the Annual Meeting will tabulate the votes cast by proxy or in person at the meeting. The election inspectors will determine whether or not a quorum is present. Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters in their best judgment to the same extent as the person delivering the proxy would be entitled to vote, unless you otherwise specify in the proxy.  If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting.  You still will be able to revoke your proxy until it is voted.  As of the date of this proxy statement, the Company is not aware of any matters that are to be presented at the Annual Meeting other than the election of directors, the ratification of the appointment of ParenteBeard LLC as independent registered public accounting firm for the 2012 fiscal year and an amendment to the Company’s certificate of incorporation to classify the Board of Directors into three classes and to prevent removal of the Directors by shareholders without cause.

Shareholders may vote by completing and mailing the proxy card.  A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of the Company receives either a written revocation of that proxy or a new proxy bearing a later date.  You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede all prior votes.  A proxy may also be revoked by voting in person at the Annual Meeting.  Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

This proxy solicitation is being made by the Board of Directors of the Company, and the expense of preparing, printing, and mailing this proxy statement and proxy is being paid by the Company.  In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by our directors, officers or regular employees of the Company without additional compensation.  The Company has retained the services of Regan & Associates, Inc. to aid in the solicitation, collection and tabulation of proxies from banks, brokers, nominees, and registered holders.  The Company estimates that it will pay a fee of $8,500 plus out-of-pocket expenses. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of common stock.

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of this proxy statement and its attachments.  If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a shareholder sharing an address with another shareholder.  You may make such a request in writing to Community Partners Bancorp, Attn: Secretary of the Board, 1250 Highway 35 South, Middletown, New Jersey 07748, or by calling the Company at (732) 706-9009. This proxy statement and the annual report are available at http://www.cfpproxy.com/5995. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

Smaller Reporting Company

The Company has elected to prepare this proxy statement and other annual and periodic reports as a “smaller reporting company” consistent with the rules of the Securities and Exchange Commission (the “SEC”).

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors proposes the election of thirteen nominees as directors of the Company.  If elected, directors will serve until the next Annual Meeting (except as may be modified by approval of Item 3) or until their successors are chosen and qualified.  The Company has inquired of each nominee and determined that each will serve if elected.  In the event that any of the nominees should become unable or unavailable to serve, or for good reason will not serve, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee or the size of the Board may be reduced.  The Board believes that the named nominees are available, and, if elected, will be able to serve. The Board of Directors recommends that shareholders vote for such nominees for directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth (i) the name and age of each of the nominees for election to the Board of Directors; (ii) the other positions and offices presently held by such persons with the Company, if any; (iii) the period during which such persons have served on the Board of Directors of the Company, if applicable; and (iv) the principal occupations and employment of such persons during the past five years.  Additional biographical information for each nominee and the Senior Executive Officers who are not a director follows the table.

NOMINEES FOR ELECTION AT 2012 ANNUAL MEETING

Name and Position with the Company, if any	Age	Director Since	Principal Occupation

Frank J. Patock, Jr., Chairman of the Board of the Company and Two River	67	2006	President of Patock Construction Company;

Charles T. Parton, Vice Chairman of the Board of the Company and Two River	70	2006	Vice Chairman of the Board of the Company and Two River;

William D. Moss, President, Chief Executive Officer and Director of the Company and Two River	54	2009	President, Chief Executive Officer and Director of the Company and Two River;

James M. Bollerman Director of the Company and Two River	57	2010	President/Owner of Bollerman Real Estate Services, Inc.;

Robert E. Gregory, Director of the Company and Two River	56	2006	President of NJ Galvanizing and Tinning Works, Inc.;

Robert B. Grossman, MD, Director of the Company and Two River	64	2009	Partner, Shore Orthopaedic Group;

Name and Position with the Company, if any	Age	Director Since	Principal Occupation

John E. Holobinko, Esq., Director of the Company and Two River	70	2009	Partner, Gasiorowski & Holobinko;

William F. LaMorte, Director of the Company and Two River	62	2009	President of Ronstan Paper & Packaging Company, Inc.;

Joseph F.X. O’Sullivan, Director of the Company and Two River	58	2006	Senior executive with Fleetwood Financial Leasing, LLC;

John J. Perri, Jr., CPA, Director of the Company and Two River	63	2006	Certified Public Accountant and a partner with Raymond, Perri & DeSeno, LLC;

William Statter, Director of the Company and Two River	68	2009	Retired pharmacist;

Andrew A. Vitale, Director of the Company and Two River	54	2011	Certified Public Accountant and a Partner-in-Charge with WithumSmith+Brown; and

Robin Zager, Director of the Company and Two River	61	2009	Partner, Commercial Property Advisors, LLC.

Directors

Set forth below are the names of, and certain biographical information regarding, the directors of the Company.

Frank J. Patock, Jr. is currently the Chairman of the Board of Community Partners Bancorp and Two River Community Bank. Mr. Patock is also President of Patock Construction Company, a general contracting company located in Tinton Falls, New Jersey and was born and raised in the Red Bank area. He is a founder and former member of the board of directors of Tinton Falls State Bank. He is a past President of the Red Bank Rotary Club and is the current President of the Affordable Housing Alliance. Mr. Patock serves on the board of directors of American Red Cross and 180-Turning Lives Around and is a member of the Board of the Community YMCA in Red Bank.  In addition, Mr. Patock is a member of the Eastern Monmouth Chamber of Commerce and St. Dorothea’s Church in Eatontown, New Jersey.  Mr. Patock received his BCE degree from Union College in Schenectady, New York and his M.S. degree from New Jersey Institute of Technology.  Mr. Patock’s experience qualifying him for service as a Director include his 22 years experience as a bank incorporator/director and his valuable business acumen and experience as the long-time CEO of a general contracting company specializing in the development of corporate, retail and governmental building facilities.  His contacts and favorable reputation throughout the state’s construction industry enable Mr. Patock to develop business for the Bank.

Charles T. Parton is currently the Vice Chairman of the Board both of the Company and of Two River Community Bank.  He served as Chairman of the Board of both the Company and Two River from their inception dates until May of 2011. He also served as interim President and Chief Executive Officer of the Company from February 1 through December 31, 2009. Mr. Parton served as the managing member of TRB LLC, the incorporating entity for Two River.  Mr. Parton, a certified financial planner, has been active in the commercial banking field for over 45 years, beginning his career in 1963 with Fidelity Union Trust Company in Newark, New Jersey.  He held senior management positions within the Fidelity Union organization until 1981, then joining Midlantic National Bank/Merchants as its Executive Vice President. From 1983 until 1989, Mr. Parton was Chairman, President and CEO of Midlantic/Merchants and following internal consolidation, became Senior Vice President and Group Executive for Midlantic National Bank.  After leaving Midlantic in 1991, Mr. Parton became Executive Director of the Jersey Shore Medical Center Foundation, serving from 1992 through 1997 and served as a member of the Board of Trustees of Jersey Shore Medical Center from 1983 through1992, holding the position of Chairman from 1988 until 1992.  He is a Director of Kuehne Chemical Company, Inc., a privately held corporation in South Kearny, New Jersey and prior to 2006, he had served as a Director of three publicly traded SEC registrant companies. Mr. Parton has served as a trustee of Monmouth University since 1987, Board Chair from 1998 through 2001 and was elected Trustee Emeritus in 2010.  He received his AB degree in Economics from Dartmouth College and his MBA from Rutgers University.  Mr. Parton’s 40-plus years of experience in the commercial banking industry, including CEO and Director responsibilities makes him an extremely valuable member of the Board.  In addition, having served as a Director of three publicly-traded companies, he is the most experienced Board member in the area of corporate governance.

William D. Moss is currently President and Chief Executive Officer and a director of the Company and Two River Community Bank.  Mr. Moss previously served as President and Senior Loan Officer from August 1, 2006 to July 31, 2007, as Executive Vice President and Senior Loan Officer of Two River from July 1, 2003 to July 31, 2006, and as Senior Vice President and Senior Loan Officer of Two River from Two River’s opening in February 2000 until July 2003.  Mr. Moss has 32 years in the banking industry, starting his career in 1980 at Midlantic National Bank and rising to the position of Regional Vice President/Group Manager in 1989.  Later that year he joined Central Jersey Bank & Trust Company as a Vice President and Senior Regional Loan Officer.  In 1996, Mr. Moss joined Shrewsbury State Bank as Vice President, responsible for commercial lending and business development.  Mr. Moss graduated from the Stonier Graduate School of Banking in 1987.  Mr. Moss serves on the New Jersey State Banking Advisory Council.  He is the Secretary of the Board of the Monmouth Conservation Foundation, Middletown, New Jersey, the Treasurer of the Community Bankers Association of New Jersey, and a Trustee of the New Jersey Bankers Association, Cranford, New Jersey, Christian Brothers Academy, Lincroft, New Jersey, and the Howard Whitfield Foundation, Red Bank, New Jersey.  Mr. Moss is a former President and member of the Board of Advisors of the American Cancer Society, and has served as a Councilman of the Borough of Shrewsbury and Chair of the Finance Committee.  Mr. Moss, the company’s President and Chief Executive Officer, brings extensive knowledge of the commercial banking industry, gained over 30 years of experience, to the governance and leadership of the organization. Through his participation in pertinent trade associations he is aware of any and all significant events in the industry on a daily basis and advises the Board and management on trends and product developments.

James M. Bollerman is currently a director of the Company and Two River.  Mr. Bollerman is the founder of Bollerman Real Estate Services, a firm that develops real estate and provides real estate consulting services, including master planning, asset management and construction management services to select corporate and institutional entities. Mr. Bollerman has been directly involved with the development, planning and construction of over 20 million square feet of commercial, industrial and residential space in New Jersey.  Prior to starting his own companies, Mr. Bollerman was President and Chief Executive Officer of Commercial Realty & Resources Corp., a wholly-owned real estate development subsidiary of New Jersey Resources Corporation, a $1 billion New York Stock Exchange listed holding company.  He is a former member of the Board of Directors of New Jersey Resources Corporation and served on its Finance Committee. Mr. Bollerman was also an assistant to a cabinet officer in the State of New Jersey.  Mr. Bollerman is a graduate of Seton Hall University and Seton Hall University School of Law.  In addition, he has taken course study at The Wharton School at the University of Pennsylvania and New York University.  Mr. Bollerman’s experience qualifying him for service as a Director includes a 31-year business career in a variety of senior corporate, governmental and entrepreneurial positions, including Director and Division President for a publicly traded company and the founder and CEO of a real estate investment and advisory firm. He is a member of the Audit Committee of the Municipal Excess Liability Joint Insurance Fund.  He also serves in governance roles in the non-profit sector, including acting as a Trustee within the Meridian Health System.

Robert E. Gregory is currently a director of the Company and Two River, and previously served as a director at The Town Bank. Mr. Gregory has been the President of NJ Galvanizing and Tinning Works, Inc. since 1982.  In that capacity, Mr. Gregory is responsible for all budgeting and financial reporting. Mr. Gregory is an active member of numerous trade and non-profit organizations and is a past president of the Newark Ironbound Manufacturers Association. Mr. Gregory is a graduate of Marquette University where he obtained a bachelor’s degree.  Mr. Gregory’s substantial experience as CEO of an industrial company with national clientele allows him to bring to the Board extensive managerial and financial ability.  He is actively involved in Union County community activity and his advocacy on behalf of the bank facilitates new business opportunities.

Robert B. Grossman, MD is currently a director of the Company and Two River. Dr. Grossman is an orthopedic surgeon and partner with Shore Orthopaedic Group.  Dr. Grossman is a licensed medical doctor in the State of New Jersey.  He became Board Certified in orthopedic surgery in 1978, and is currently affiliated with Monmouth Medical Center and Riverview Medical Center.  Dr. Grossman is a Fellow of the American Academy of Orthopaedic Surgery, the American Academy of Surgery, the American Sports Medicine Society, and the Arthroscopic Association of North America, just to name a few.  He is a past consultant to the U.S. Soccer Federation World Cup Junior Team and a consultant at the U.S. Olympic Facility in Colorado.  Dr. Grossman has been elected to Best Doctors in New Jersey, 2001.  Dr. Grossman is a past president of the New Jersey Orthopaedic Society and the Campaign Chairman for Jewish Charities of Monmouth County.  He was one of the founders and a member of the Board of Directors of Tinton Falls State Bank.  He is the past President and past Chairman of the Board of the Jewish Federation of Greater Monmouth County.  Dr. Grossman’s experience qualifying him for service as a Director includes over 20 years of serving on bank boards, together with his extensive civic and community service.

John E. Holobinko, Esq. is currently a director of the Company and Two River. Mr. Holobinko is a partner in the law firm of Gasiorowski & Holobinko, located in Red Bank, New Jersey.  The firm specializes in many areas of the law, including real estate transactions, trust and estate work, bankruptcy, municipal law, and banking-related matters.  Mr. Holobinko is a former member of the Board of Directors of United Counties Bancorp and Meridian Bank.  He also served on the Regional Board of Directors of CoreStates Bank.  Besides belonging to the American, New Jersey and Monmouth Bar Associations, Mr. Holobinko is a member of, or affiliated with, numerous charitable and service organizations and foundations.  He received his B.A. degree from Dartmouth College and his law degree from Cornell University School of Law.  Mr. Holobinko’s qualifications for service as a Director include over 30 years as a Director of several financial institutions, including publicly traded companies, together with an ongoing 40-year career as a practicing attorney in the Monmouth County community.

William F. LaMorte is currently a director of the Company and Two River. Mr. LaMorte has been the President of Ronstan Paper & Packaging Company, Inc. for the past 36 years.  Ronstan Paper is a distributor of packaging materials, paper and janitorial products based in Eatontown, New Jersey.  Mr. LaMorte is a past President of Monmouth Center for Vocational Rehabilitation and the MCVR Foundation, Inc.  He is a former member of the Long Branch Chamber of Commerce.  He is also a past President of ARC of Monmouth County.  Mr. LaMorte received his B.S. degree in Business Administration from Western New England College.  Mr. LaMorte’s experience qualifying him for service as a Director includes 36 years of business and management experience gained while running a paper and packaging distribution company.  He has also been an active volunteer leader and advisor within the local non-profit community.

Joseph F. X. O’Sullivan currently serves as a director of the Company and Two River. Mr. O’Sullivan graduated in 1975 from Mount St. Mary’s University with a BS degree in Business Finance.  Mr. O’Sullivan started his career in 1976 in business commercial banking. From 1979 to 1985, Mr. O’Sullivan was a Principal Managing Director serving as Chief Credit Officer and Syndication Manager for Vendor Funding, an equipment finance company, until the business was acquired in 1986 by First NH Banks, an operating unit of Bank of Ireland.  He then continued to serve in those capacities as Executive Vice President until becoming Chief Financial Officer in 1990.  In 1992, he became President of Credit America Corp., which specialized in equipment leasing and commercial finance in the petroleum industry.  In 1995, Mr. O’Sullivan served as a Principal Managing Director of Fleetwood Financial Corp.  Fleetwood Financial, an equipment leasing company, is headquartered in New Jersey specializing in the vendor finance marketplace, concentrating on firms selling medical technology products in the hospital and medical clinical marketplace.  In 2006, Fleetwood Financial was acquired and transitioned into a bank-owned captive leasing operation.  Mr. O’Sullivan served as Executive Vice President of Syndication and Risk Management of this operation until 2009, when the business was reacquired by Mr. O’Sullivan and senior management under Fleetwood Financial Leasing, LLC.  Mr. O’Sullivan previously served as Chairman and Director of The Town Bank Board of Directors, before being acquired by Community Partners Bancorp in 2006.  Mr. O’Sullivan’s experience qualifying him for service as a Director includes his financial expertise from a diverse and extensive commercial finance and leasing background over a 37-year career to date.  His knowledge of the Union and Middlesex County markets is important in the ongoing business development efforts of the company. Mr. O’Sullivan has served as a bank Director since 1998.

John J. Perri, Jr., CPA, MBA is currently a director of the Company and Two River.  Mr. Perri is a Certified Public Accountant and a partner in the accounting firm of Raymond, Perri & DeSeno, LLC, located in Tinton Falls, New Jersey.  He is currently a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.  Mr. Perri has taught accounting at Ocean County Community College and he has lectured on various accounting and tax related topics.  He is active in the Red Bank Rotary Club and is currently on the board of directors of the Monmouth Housing Alliance.  Mr. Perri received his B.S. degree in accounting from Rochester Institute of Technology.  He also holds a master’s degree in Taxation from Fairleigh Dickinson University.  Mr. Perri brings to the Board over 37 years of public accounting experience, including extensive knowledge of accounting principles, financial reporting and tax issues, and the evaluation of financial results.  Mr. Perri is qualified as a “financial expert” under the relevant criteria established under SEC regulations, and has acted as Chairman of the Audit Committee of Two River from its inception, as well as Chairman of the Audit Committee of Community Partners since 2007.

William Statter is currently a director of the Company and Two River. Mr. Statter is the former owner of Rumson Pharmacy, located in Rumson, New Jersey.  Mr. Statter is a former member of the Community Advisory Board of Tinton Falls State Bank.  He is the former President of the Rumson Board of Health and a former member of the Rumson Juvenile Conference Committee.  At this time, Mr. Statter is the Chairman of the Board of Trustees of Compassionate Sciences Alternative Treatment Center, the Director of Pharmacy at the Parker Family Health Center in Red Bank, and also serves on the Parker Family Health Center Board of Directors. Mr. Statter is a graduate of the University of the Maryland School of Pharmacy.  Mr. Statter’s 37 years of successful business ownership and management in the local community, primarily in the retail pharmacy environment, enable him to provide counsel to the board in considering new retail products and in evaluating a variety of credit requests. His personal investment experience and acumen make him a valuable member of several board committees.

Andrew A. Vitale, CPA, is currently a director of the Company and Two River. Mr. Vitale is a Certified Public Accountant and the partner-in-charge of WithumSmith+Brown’s (WS+B) Red Bank office. Founded in 1974, WS+B is a full-service accounting and consulting firm with over 400 professionals across six states. Upon joining WS+B in 1985, he co-founded the firm’s Red Bank office and successfully established and expanded the firm's presence in the greater Monmouth County area.  Mr. Vitale has over 30 years of professional accounting and business consulting experience serving a variety of companies and industries.  His expertise is focused in providing services such as succession planning, acquisitions and divestitures and assisting clients with financial arrangements through banks, investment brokers and financial institutions.  Mr. Vitale graduated cum laude from Rutgers, The State University of New Jersey, with a BS degree in accounting. He is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.  Mr. Vitale is also very active in community affairs, serving as chairman and on the Finance Committee of the Brookdale Community College Foundation.  He is on the Board of Directors of the American Conference on Diversity and is a former member of the Board of Trustees of CPC Behavioral Healthcare, where he also served as treasurer.  His experience in accounting and audit over a 30-year career qualify him for service as a Director.

Robin Zager is currently a director of the Company and Two River. Ms. Zager was licensed as a real estate broker by the State of New Jersey in 1982 and has devoted her entire career in the commercial real estate field.  She is currently a Principal of Commercial Property Advisors LLC, a real estate transaction, property and asset management, and consulting firm located in Fair Haven, New Jersey.  Ms. Zager is the founder of Arzee Property Management Corp which recently merged into Community Property Advisors.  Her volunteer experiences include past service as a Trustee of Congregation B’nai Israel in Rumson, New Jersey, where she served on the Long Range Planning and Endowment Committees.  Robin is a former Director of Eastern Monmouth Area Chamber of Commerce (EMACC.)  Active in Red Bank Hadassah, she served as VP of Fundraising for several years.  Active in Industrial/Commercial Real Estate Women (ICREW), Ms. Zager served as Treasurer for three years and then as President for two years.  Following this statewide office, she served as a National Delegate to NNCREW, the national organization for commercial real estate women.  Ms. Zager is active in the Atlantic Highlands Yacht Club in Atlantic Highlands, New Jersey.  Ms. Zager’s experience as a licensed real estate broker in New Jersey and extensive involvement in all elements of the commercial real estate market for almost 30 years qualifies her for service as a Director.  Her expertise, strategic advice and development of new business for the bank have been beneficial in the organization’s profitable growth.

Michael W. Kostelnik, Jr., a director with more than six years of service to the Company and a founder of Two River Community Bank, will retire as a director at the meeting.  Upon Mr. Kostelnik's retirement, the size of the Board will be reduced from 14 to 13 members.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

A director will be elected by a plurality of the votes cast at the Annual Meeting, whether in person or by proxy.

Executive Officers

Set forth below are the names of, and certain biographical information regarding, each executive officer of the Company who does not serve as a director of the Company.

A. Richard Abrahamian (age 52) is currently Executive Vice President and Chief Financial Officer of the Company and Two River.  Mr. Abrahamian joined Two River in March 2010 as Senior Vice President and Chief Financial Officer.  In April 2010, he was appointed Senior Vice President and Chief Financial Officer of the Company and subsequently promoted to Executive Vice President and Chief Financial Officer in December 2010.  Mr. Abrahamian previously served as Vice President, Treasurer and Chief Financial Officer of Center Bancorp, Inc. from March 2008 to January 2010, Vice President and Treasurer of Center Bancorp, Inc. from February 2008 to March 2008, and Senior Vice President and Chief Financial Officer of its banking subsidiary, Union Center National Bank, from February 2008 to January 2010.  Prior to that, he was Senior Vice President and Chief Financial Officer of Synergy Financial Group, Inc. from 2005 to February 2008.  Prior to his employment at Synergy Financial Group, Inc., Mr. Abrahamian was a Senior Vice President of PNC Bank from 2004 to 2005 and Vice President and Controller of United National Bancorp and a Senior Vice President and Chief Accounting Officer of its banking subsidiary, United Trust Bank, from 1992 until its acquisition by PNC in 2004.  Mr. Abrahamian received both MBA and BS degrees from Fairleigh Dickinson University and graduated with distinction from the Stonier Graduate School of Banking in 1999.

Alan B. Turner (age 48) is currently Executive Vice President and Senior Loan Officer of Two River.  Mr. Turner joined Two River in October of 2000 as Vice President of Commercial Lending, and served as Senior Vice President of Commercial Lending from June of 2003 until his promotion to Executive Vice President in January of 2007.  Mr. Turner has over 24 years of banking and commercial lending experience.  He began his banking career in 1987 at Chemical Bank N.J. as a credit and loan review analyst.  From 1989 to 1995, he served as Assistant Vice President of Commercial Real Estate at Central Jersey Bank & Trust Company in Freehold.  Following Central Jersey’s acquisition by NatWest, N.A. in 1995, Mr. Turner first served as Assistant Vice President and then as Vice President of Commercial Real Estate/Relationship Manager/Team Leader.  He then became Vice President of Commercial Real Estate/Relationship Manager at NatWest’s successor, Fleet Bank, N.A. covering the Philadelphia/Washington corridor, through September of 2000.  Mr. Turner graduated from The American University in Washington, DC in 1986.

Robert C. Werner (age 54) is currently Executive Vice President and Chief Operating Officer of Two River.  Mr. Werner joined Two River in September 2010 as Senior Vice President and Chief Operating Officer and was subsequently promoted to Executive Vice President and Chief Operating Officer in December 2010.  Mr. Werner was the Vice President of QNB Corp. from October 1988 to November 2009 and Executive Vice President and Chief Operating Officer of QNB Bank from January 1995 to November 2009, ten-branch bank with assets in excess of $700 million.  In addition, Mr. Werner previously served as that institution’s Senior Vice President and Chief Financial Officer from January 1986 to December 1990; he served that institution for more than 24 years.  Mr. Werner started his banking career working for 6 years as an Associate for Littlewood, Shain & Company, a bank consulting firm based in Wayne, Pennsylvania.  Mr. Werner holds a B.A. in Economics from Villanova University.  He also completed numerous graduate-level courses from both Temple and Villanova Universities.

ITEM 2 - RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected ParenteBeard LLC as the Company’s independent auditors for the 2012 fiscal year.  ParenteBeard LLC, and its predecessor, has served as the Company’s independent registered public accounting firm since 2006, and prior to such time served as independent registered public accounting firm for Two River since 2005.

In addition to selecting ParenteBeard LLC as the Company’s independent registered public accounting firm for the Company’s 2012 fiscal year, the Audit Committee has directed that management submit the selection of the independent registered public accounting firm for ratification by the Company’s shareholders at the 2012 Annual Meeting.  One or more representatives of ParenteBeard LLC are expected to be present at the 2012 Annual Meeting.  The representatives will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm is not required by the Company’s by-laws or otherwise. However, the Board is submitting the selection of ParenteBeard LLC to shareholders for ratification as a matter of good corporate governance.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Unless contrary instructions are given, the shares of common stock represented by the proxies being solicited will be voted “FOR” the ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for the Company’s 2012 fiscal year.

Independent Auditor Fees

The Sarbanes-Oxley Act of 2002 and the SEC auditor independence rules require all public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence.

The following fees were incurred for services provided by the Company’s independent registered public accounting firm in 2011 and 2010:

	2011	2010

Audit fees (1)	$146,355	$119,592
Audit-related fees (2)	19,524	11,875
Tax fees (3)	19,738	17,137
All other fees (4)	-	14,000

Total	$185,617	$162,604

(1)
Includes professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in Forms 10-Q and Small Business Lending Fund certification, including out-of-pocket expenses.

(2)
Includes assurance and related services that are reasonably related to the performance of the audit or review of financial statements, an audit of the employee benefit plan, and review and consent procedures associated with filing a Form S-8 Registration Statement in 2011, including out-of-pocket expenses.

(3)	Tax fees include the following: preparation of state and federal tax returns; assistance with calculating estimated tax payments; and assistance with other tax matters.

(4)	XBRL tagging services.

All services described above were approved in accordance with the Audit Committee’s Pre-Approval policy described directly below.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The Company’s engagement of ParenteBeard LLC as the Company’s independent registered public accounting firm was approved in advance by the Audit Committee.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PARENTEBEARD LLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

The affirmative vote of the majority of votes cast is required to ratify the Board’s selection of the Company’s independent registered public accounting firm.

ITEM 3 – APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION WITH RESPECT TO THE CLASSIFICATION OF THE BOARD AND PREVENTING REMOVAL OF DIRECTORS OF THE COMPANY BY THE SHAREHOLDERS WITHOUT CAUSE

The Board of Directors has unanimously approved and recommended that the shareholders of the Company approve a proposed amendment to Article SIXTH of the Company’s certificate of incorporation (the “Amendment”).  In general, the Amendment provides (i) for a classified Board of Directors; and (ii) that Directors may not be removed by shareholders without cause.

In forming Two River, the members of the Board of Directors envisioned a community-based institution that would serve the local communities surrounding its branches, while also providing a return to its shareholders.  The Board of Directors has viewed, with increasing concern, the accelerating pace of consolidation in the banking industry, especially within New Jersey, as local, community-based institutions are purchased by multi-state bank holding companies, frequently headquartered outside of New Jersey. The Board believes that this consolidation and geographical dislocation have caused a reduction in the commitment of these institutions to their local community.  The Board has also noted certain tactics employed by certain investors, including proxy fights designed to force the Board of Directors to sell an institution, regardless of its long term business plan and prospects or service to its communities. The Board considers these tactics to be highly disruptive to a company, and considers the aim of these tactics to require a Board of Directors to satisfy the short term investment objectives of certain investors while ignoring the long-term prospects of the institution and the communities served by the institution.  The Amendment is being submitted for shareholder approval in response to these activities.  Although the Amendment will not prohibit any third party from acquiring the Company, it will help position the Board to act in the best interests of all of the Company’s shareholders.

The Amendment is not being recommended in response to any specific effort of which the Company is aware to accumulate the common stock or to obtain control of the Company but rather are being recommended to assure fair treatment of the Company's shareholders in takeover situations.

The Board of Directors believes that the Amendment will reduce the possibility that a third party could effect a sudden change in the majority control of the Board of Directors without the support of the incumbent directors. However, the Amendment may have significant effects on the ability of shareholders of the Company to effect an immediate change in the composition of the Board of Directors and otherwise to exercise their voting power to affect the composition of the Board. Accordingly, shareholders are urged to read carefully the following portions of this section of the Proxy Statement and the relevant exhibit hereto, which sets forth the full text of the Amendment, before voting on the Amendment.

The proposed Amendment provides that directors will be classified into three classes, as nearly equal in number as possible, with the terms of office of one class expiring each year. One class of directors will hold office initially for a term expiring at the 2013 annual meeting; a second class of directors will hold office initially for a term expiring at the 2014 annual meeting; and a third class of directors will hold office initially for a term expiring at the 2015 annual meeting.  The Board of Directors has not yet identified the size of each class under the proposed Amendment or the nominees who shall initially serve in each of the classes.  If the proposed Amendment is approved, it is intended that the Board will exercise its best judgment to appoint nominees to each class to assure continuity and stability in the board's leadership and policies while protecting the interests of our shareholders.

At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified. In addition, the proposed Amendment would provide that shareholders may only remove a director for cause.  Any director may also be removed for cause by the affirmative vote of a majority of the members of the Board of Directors in office where, in the judgment of such majority, the continuation of the director in office would be harmful to the Company, and the Board of Directors may suspend the director for a reasonable period pending final determination that cause exists for such removal.  The form of the Amendment is attached as Exhibit A hereto.

A classified Board, together with the removal of directors only for cause, will help ensure some continuity of management of the business and affairs of the Company by making it more time-consuming for a substantial shareholder or shareholders to gain control of the Board or the Company without the consent of the incumbent Board, and provide the Board with sufficient time to review any proposal from the substantial shareholders. Specifically, the proposed classified board amendment will significantly extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids for the Company.  Currently, a change in control of the Board of Directors can be made by shareholders holding a plurality of votes cast at a single annual meeting. If the Company implements a classified Board of Directors, it will take at least two annual meetings for a majority of shareholders to make a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting.

With regard to removal of directors, New Jersey law states that directors may be removed without cause by an affirmative vote of a majority of shareholders unless a corporation's certificate of incorporation provides otherwise.  The Company's certificate of incorporation currently does not prohibit shareholder removal of directors without cause.  One effect of the proposed amendment may be to make it more difficult for holders of a majority of shares of common stock to remove directors, should they deem it to be in their best interest to do so. In conjunction with the proposed classification of the Board, this amendment should render more difficult, and may discourage, an attempt to acquire control of the Company without the approval of the Board and the Company's management.  The proposed amendment will make it impossible for someone who acquires voting control of the Company immediately to remove the incumbent directors who may oppose such person and to replace them with directors supporting their agenda, and will instead require such a person to demonstrate cause for removal of an incumbent director or replace incumbent directors as their terms expire over a period of up to three years.

Dissenters Rights

Neither New Jersey law nor our certificate of incorporation or bylaws provides our shareholders with the rights of appraisal or similar rights of dissenters with respect to this Amendment.

Required Vote

In order for the Amendment to be approved, the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting is required. Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" approval of the Amendment.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT.

CORPORATE GOVERNANCE

General

The Company is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices. The Company’s corporate governance practices are actively reviewed and evaluated by the Board of Directors and the Nominating and Corporate Governance Committee. This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies.  Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

Board Composition and Committee Memberships

The Board is currently composed of James M. Bollerman, Robert E. Gregory, Robert B. Grossman, MD, John E. Holobinko, Esq., William F. LaMorte, Michael W. Kostelnik, William D. Moss, Joseph F.X. O’Sullivan, Charles T. Parton, Frank J. Patock, Jr., John J. Perri, Jr. CPA, William Statter, Andrew A. Vitale, CPA and Robin Zager.

The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee.  The table below provides current membership for each of these Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Frank J. Patock, Jr.		X*	X*
James M. Bollerman	X	X
Robert B. Grossman, MD	X
John E. Holobinko, Esq.			X
Michael W. Kostelnik	X	X	X
John J. Perri, Jr., CPA	X*	X
William Statter	X

X = Committee member; * = Chairperson

Director Independence

Effective February 1, 2009, consistent with the management succession plan implemented by the Company in August 2007, Charles T. Parton, Chairman, assumed the additional positions of Interim President and CEO of the Company, in accordance with the recommendation of the Nominating and Corporate Governance Committee, as approved by the Board of Directors on December 16, 2008.  The Nominating and Corporate Governance Committee oversaw the process of identifying a permanent President and CEO for the Company, which was completed with the selection of William D. Moss in November 2009.  Mr. Moss assumed these offices effective January 1, 2010.

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been growing public and regulatory focus on the independence of directors. Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors has determined that a majority of the directors are “independent” within the meaning of the NASDAQ independence standards.

The Board has determined that each member of the Audit Committee is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, and that each member of the Compensation Committee is an “outside director” pursuant to the criteria established by the Internal Revenue Service (the “IRS”) and is a “non-employee director” pursuant to criteria established by the SEC.

The Nominating and Corporate Governance Committee met on December 29, 2011 to determine the independence of the current members of the Board of Directors, each of which is a nominee for election as a director of the Company, as well as to determine the independence of the new nominees for director of the Company. All of the directors and new nominees had previously completed a questionnaire that was used as a guide to assist in determining such person’s independence.  At the Nominating and Corporate Governance Committee meeting, the Committee discussed each director’s and new nominee’s relationship with the Company (and those of their immediate family) and other potential conflicts of interest as well as information related to transactions, relationships, or arrangements between the Company and the directors or new nominees or parties related to such directors or new nominees.

Following the Nominating and Corporate Governance Committee meeting, the Committee presented its conclusions to the Board. Taking into consideration the information provided by the Committee, the Board affirmatively determined that each of James M. Bollerman, Robert E. Gregory, Robert B. Grossman, MD, John E. Holobinko, Esq., William F. LaMorte, Joseph F.X. O’Sullivan, Frank J. Patock, Jr., John J. Perri, Jr. CPA, William Statter, Andrew A. Vitale, CPA and Robin Zager has no material relationship with the Company affecting his or her independence as a director and that each is “independent” within the meaning of the independence standards established by NASDAQ.

In connection with the determination of Mr. Patock’s independence, the Committee considered payments made to the construction company, of which Mr. Patock is its president, as general contractor for certain construction projects in the total amount of $10,274. The Committee also considered the relevance of (i) Mr. O’Sullivan’s personal deposit and borrowing relationship and his employment with a company that maintains a deposit relationship with Two River, (ii) Mr. Gregory’s personal deposit and borrowing relationship and his ownership of and employment with two companies that have deposit and borrowing relationships with Two River, (iii) Dr. Grossman’s personal deposit and borrowing relationship and his employment with a company that maintains a deposit and borrowing relationship with Two River, (iv) Mr. Holobinko’s personal deposit and borrowing relationship and ownership of a law firm that maintains a deposit relationship with Two River, (v) Mr. LaMorte’s personal deposit relationship and his ownership of companies that have deposit and borrowing relationships with Two River and the sale of paper and office supplies to Two River by Ronstan Paper and Packaging Company in the total amount of $9,037, (vi) Mr. Statter’s personal deposit and borrowing relationship with Two River, and (vii) Ms. Zager’s personal deposit and borrowing relationship and her membership in a company that maintains a borrowing relationship with Two River. These deposit and borrowing relationships were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender.  In the opinion of management, these loans do not involve more than normal risk of collectability or present other unfavorable features.

Messrs. Moss and Parton were deemed not to be independent by virtue of Mr. Moss’ current employment relationship with the Company and Two River and Mr. Parton’s past employment relationship with the Company and Two River.

Board Leadership Structure

Our Board is led by a non-executive Chairman selected by the Board from time to time.  Effective May 10, 2011, Frank J. Patock, Jr. assumed the position as non-executive Chairman of the Board.  Since January 1, 2010, Charles T. Parton had held this position.  The Chairman of the Board organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management.  To fulfill that role, the Chairman, among other things:  creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Corporation.  In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy.  The functions of the Chairman include:

•	presiding over all meetings of the Board and shareholders, including regular executive sessions of non-management directors of the Board;

•	establishing the annual agenda of the Board and the agendas of each meeting in consultation with the Chief Executive Officer;

•	advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agenda and information needs for the committees of the Board;

•	defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

•	coordinating periodic review of management’s strategic plan for the Corporation;

•	leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;

•	coordinating the annual performance review of the Chief Executive Officer and other key members of senior management;

•	consulting with committee chairs about the retention of advisors and experts;

•	acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•
working with the Nominating and Corporate Governance Committee to develop and maintain the agreed-on definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•
after consulting with other members of the Board and the Chief Executive Officer, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board committees and committee chairs;

•	working with management on effective communication with shareholders, including being available for consultation and direct communication upon the reasonable request of major shareholders;

•	encouraging active participation by each member of the Board; and

•	performing such other duties and services as the Board may require.

Risk Oversight by Board

The Board oversees all business, property and affairs of the Company. The Chairman and the Company’s officers keep the members of the Board informed of the Company’s business through meetings and by providing reports and other materials to the members.

In addition to the general oversight of bank business, the Board on a monthly and quarterly basis reviews reports that summarizes information on Strategic, Investment and Operational Risk. This information is provided by both internal senior management and external management consultant committees.  These reports provide information to the Board on many specific risk elements such as, but not limited to, Credit Risk, Portfolio Management, Interest Rate Risk, Market Monitoring and Sensitivity, Capital and Allowance for loan and lease losses adequacy, liquidity and margin trends.

Audit Committee

The Audit Committee is comprised of John J. Perri, Jr., CPA (Chairman), James M. Bollerman, Robert B. Grossman, Michael W. Kostelnik, Jr. and William Statter.  The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent auditors and Company management as their respective duties relate to financial accounting, financial reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

The Board has determined that all Audit Committee members are able to read and understand financial statements and at least one member, John J. Perri, Jr., CPA qualifies and serves as an “audit committee financial expert” in accordance with the applicable NASDAQ rules.  No member of the Audit Committee received any compensation from the Company during fiscal 2011 other than compensation for services as a director.

The Audit Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company is comprised of four independent directors appointed by the Board of Directors (each of whom is independent for purposes of audit committee membership under applicable NASDAQ and SEC rules).  The Audit Committee operates under a written charter that was adopted in October 2005.  The Audit Committee Charter provides that the Audit Committee shall have the sole authority to appoint or replace the Company’s independent accountants.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors perform an annual independent audit of the financial statements and express an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.  The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.  The Audit Committee assists the Board in monitoring:

•	the integrity of the financial statements of the Company;

•	the independent auditors’ qualifications and independence;

•	the performance of the Company’s internal audit function and independent auditors; and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee reviews the results of the Company’s audit, of its interim quarterly reviews, the overall quality of the Company’s accounting policies and other required communications, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”. The Company’s independent auditors assist management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting.  The Audit Committee also meets regularly with the Company’s independent auditors without management present.

The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Audit Committee also meets with Company management, without the Company’s independent auditors present, to discuss management’s evaluation of the performance of the independent auditors.

With respect to fiscal 2011, the Audit Committee:

•	met with management and ParenteBeard LLC to review and discuss the Company’s audited financial statements and to discuss significant accounting issues;

•	periodically met with management to review and discuss quarterly financial results;

•	discussed with ParenteBeard LLC the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•
received and reviewed the written disclosures and the letter from ParenteBeard LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with ParenteBeard LLC their independence from management and the Company;

•
implemented various changes and actions in response to the requirements of the Sarbanes-Oxley Act, SEC regulations, and NASDAQ corporate governance standards, as they impact the Audit Committee, the financial reporting process and internal controls procedures;

•	reviewed and approved all audit and non-audit services provided by ParenteBeard LLC during fiscal 2011;

•	reviewed and approved all internal audit reports as well as those prepared by RSM McGladrey LLP;

•	reviewed and approved all Loan Review Programs prepared by CEIS Review Inc.; and

•	reviewed and approved all compliance audit reports prepared by ICS Compliance.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Members of the Audit Committee, JOHN J. PERRI, JR., CPA (CHAIRMAN) JAMES M. BOLLERMAN ROBERT B. GROSSMAN MICHAEL W. KOSTELNIK, JR. WILLIAM STATTER

Compensation Committee

The Compensation Committee is comprised of Frank J. Patock, Jr. (Chairman), James M. Bollerman, Michael W. Kostelnik, Jr. and John J. Perri, Jr., CPA each of whom has been determined by the Board to be “independent” within the meaning of the NASDAQ independence standards, and each of whom is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

No Compensation Committee member participates in any of the Company’s employee compensation programs.  The Board has determined that none of the current Compensation Committee members has any material business relationships with the Company. William D. Moss, President and Chief Executive Officer of the Company, attended Compensation Committee meetings only when and to the extent requested by the Committee. Mr. Moss did not participate in determining his own compensation.

The Compensation Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Patock, Bollerman, Holobinko, Kostelnik, O’Sullivan and Perri constitute all of the directors who served on the Compensation Committee at any time during 2011. Each of them is an independent outside director.  No member of the Compensation Committee is a current or former officer or employee of the Company or Two River and no member of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Frank J. Patock, Jr. (Chairman), John E. Holobinko and Michael W. Kostelnik, Jr..

The Nominating and Corporate Governance Committee is responsible for recommending for consideration by the Board candidates to serve as directors of the Company as well as the re-election of current directors.  The Committee also reviews recommendations from shareholders regarding corporate governance matters and director candidates.  The procedure for submitting recommendations for director candidates is set forth below under the caption “Selection of Director Candidates”.

In accordance with the marketplace rules of the Nasdaq Capital Market, the Nominating and Corporate Governance Committee is currently, and in 2011 was, composed entirely of independent, non-management members of the Board of Directors.

The Nominating and Corporate Governance Committee Charter is available in the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Selection of Director Candidates

The proposed slate of Directors presented in this proxy statement consists of thirteen individuals. If approved by the shareholders, this slate of nominees will also be identical to the Board of Directors of Two River.  Beginning in May 2009, meetings of the Board of Directors of the Company and Two River were held concurrently for the conduct of business. Prior to the consolidation of Two River and The Town Bank, separate monthly meetings of the respective bank’s Board of Directors were held for the conduct of business, with the Board of Directors of the Company also meeting separately.

The Nominating and Corporate Governance Committee has established a policy regarding the consideration of director candidates, including those recommended by shareholders.  The Nominating and Corporate Governance Committee, together with the President and other Board members, will from time to time as appropriate identify the need for new Board members.  Particular proposed director candidates who satisfy the criteria set forth below and otherwise qualify for membership on the Board will be identified by the Nominating and Corporate Governance Committee.  In identifying candidates, the Nominating and Corporate Governance Committee will seek input and participation from the President, other Board members, and other appropriate sources, to ensure that all points of view can be considered and the best possible candidates can be identified.  The Nominating and Corporate Governance Committee may also, as appropriate, engage a search firm to assist it in identifying potential candidates.  However, no such firm was utilized in connection with this year’s nominees.  Members of the Nominating and Corporate Governance Committee, the President and other Board members, as appropriate, may personally interview selected director candidates and provide input to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will determine which candidate(s) are to be recommended to the Board for approval.

While the Company does not have a formal diversity policy for membership on the Board, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership.  Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee.

Shareholders wishing to submit a director candidate for consideration by the Nominating and Corporate Governance Committee must submit the recommendation to Frank J. Patock, Jr., Chairman, Nominating and Corporate Governance Committee, c/o Community Partners Bancorp, 1250 Highway 35 South, Middletown, New Jersey 07748 in writing, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s Annual Meeting.  To ensure that a shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee has a significant stake in the Company, to qualify for consideration by the Nominating and Corporate Governance Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request. The request must be accompanied by the information concerning the director candidate and the recommending shareholder described in Article I, Section 9 of the Company’s by-laws for shareholder nominations for director. The Company may also request any additional background or other information from any director candidate or the recommending shareholder, as it may deem appropriate.

All directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company.  Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•	if the Committee deems it applicable, whether the candidate would be considered an audit committee financial expert or financially literate as described in the SEC or NASDAQ rules;

•
if the Committee deems it applicable, whether the candidate would be considered independent under the NASDAQ rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	demonstrated character and reputation, both personal and professional, consistent with the image and reputation of the Company;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board;

•	availability for the substantial duties and responsibilities of a director of the Company; and

•
availability and willingness to regularly act as an ambassador for the Company in the greater community and participate in the solicitation and encouragement of new business and individual banking relationships.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings

In 2011, the Board of Directors held twelve meetings, the Audit Committee held six meetings, the Compensation Committee held five meetings, and the Nominating and Corporate Governance Committee held four meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and of the committees of which such director was a member.

Our current director attendance policy is that unless there are mitigating circumstances, such as medical, family or business emergencies, Board members are expected to participate in all Board meetings and all committee meetings of which the director is a member and to attend the Company’s Annual Meeting of shareholders.  All Directors attended last year’s annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines adopted in March of 2007 provide for non-management directors to meet in executive session at least four times per year.  At each executive session, the non-management directors select a director to preside at the meeting.  On five occasions during 2011, the non-management directors met in executive session and during all other director meetings the opportunity to meet in executive session without management present was available.

Shareholder Communications Process

The Board of Directors provides a process for security holders to send communications to the Board.  Information regarding the Company’s process for shareholders to communicate with the Board of Directors and the manner in which such communications are forwarded is available under the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) which applies to the Company’s chief executive officer and principal financial and accounting officer and to all other Company directors, officers and employees. The Code of Conduct is available under the Corporate Governance section of the Company’s website at www.communitypartnersbancorp.com.  The Company will disclose any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to the chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director, at the same location on the Company’s website.

The Company has also adopted Corporate Governance Guidelines which are intended to provide guidelines for the governance of the Company by the Board and its committees.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of the Company’s common stock as of March 4, 2012 by each director/nominee, by the Company’s named executive officers, by all directors and executive officers as a group, including any options exercisable by such parties within 60 days after March 4, 2012.  Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Company common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Frank J. Patock, Jr.	155,179	(1)	1.94%
Charles T. Parton	147,201	(2)	1.84%
James M. Bollerman	15,684	(3)	0.20%
Robert E. Gregory	164,498	(4)	2.06%
Robert Grossman, M.D.	147,651	(5)	1.85%
John E. Holobinko	134,150	(6)	1.68%
William F. LaMorte	119,063	(7)	1.49%
Joseph F.X. O’Sullivan	86,468	(8)	1.09%
John J. Perri, Jr., CPA	120,045	(9)	1.50%
William Statter	117,711	(10)	1.47%
Andrew A. Vitale, CPA	4,500		0.06%
Robin Zager	122,800	(11)	1.54%
William D. Moss	145,949	(12)	1.82%
Alan B. Turner	69,878	(13)	0.87%
A. Richard Abrahamian	14,999	(14)	0.19%
Robert C. Werner	12,541	(15)	0.16%
All Directors & Executive Officers	1,578,317	(16)	18.96%

(1) Includes: 20,550 shares held solely by Mr. Patock’s spouse; 11,931 shares owned by Patock Construction Profit Sharing Trust, in which Mr. Patock is a principal; and options for 30,097 shares granted under Stock Option Plans of the Company.

(2) Includes: 18,528 shares held solely by Mr. Parton’s spouse; 6,462 shares held by a retirement plan of which Mr. Parton is the primary beneficiary; 1,617 shares held in a trust for their daughter in which both Mr. & Mrs. Parton are co-trustees; and options for 30,097 shares granted under Stock Option Plans of the Company.

(3) Includes: 12,484 shares held by a retirement plan of which Mr. Bollerman is the primary beneficiary.

(4) Includes: options for 9,158 shares granted under Stock Option Plans of the Company.

(5) Includes: 70,668 shares that are held jointly with Dr. Grossman’s spouse, 709 shares owned solely by Dr. Grossman’s spouse, 945 shares held in trust for minors for which Dr. Grossman has voting control; and options for 30,097 shares granted under Stock Option Plans of the Company.

(6) Includes: 14,613 shares held in various trusts established by Mr. Holobinko; 13,300 shares owned solely by Mr. Holobinko’s spouse; and options for 30,097 shares granted under Stock Option Plans of the Company.

(7) Includes:  1,844 shares held solely by Mr. LaMorte’s spouse, 71,978 shares owned by Ridge Investments, of which Mr. LaMorte is a principal; and options for 30,097 shares granted under Stock Option Plans of the Company.

(8) Includes: 3,360 shares held in the names of Mr. O’Sullivan’s children, for which Mr. O’Sullivan is deemed to have beneficial ownership; and options for 6,164 shares granted under Stock Option Plans of the Company.

(9) Includes: options for 30,097 shares granted under Stock Option Plans of the Company.

(10) Includes: 28,253 shares that are held jointly with Mr. Statter’s spouse; 53,966 shares held by a retirement plan of which Mr. Statter is the primary beneficiary; 1,000 shares owned solely by Mr. Statter’s spouse; and options for 30,097 shares granted under Stock Option Plans of the Company.

(11) Includes: 6,205 shares held solely by Ms. Zager’s spouse; and options for 24,527 shares granted under Stock Option Plans of the Company.

(12) Includes: 5,601 shares held solely by Mr. Moss’s spouse; 6,766 shares held by a retirement plan of which Mr. Moss is the primary beneficiary; 910 shares held in trust for Mr. Moss’ children; and options for 55,059 shares granted under Stock Option Plans of the Company.

(13) Includes: 1,652 shares held by a retirement plan of which Mr. Turner is the primary beneficiary; and options for 44,378 granted under Stock Option Plans of the Company.

(14) Includes: options for 8,652 granted under Stock Option Plans of the Company.

(15) Includes: options for 4,687 granted under Stock Option Plans of the Company.

(16) Includes: options and awards for 363,304 granted under Stock Options Plans of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Based on a review of the copies of reports furnished to the Company, the Company believes that during the year ended December 31, 2011, all filing requirements applicable to its officers, directors and 10% beneficial owners were met.

Principal Shareholders

The following table sets forth, as of January 20, 2012, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent of our common stock, the number of shares beneficially owned by such person, and the percentage of the common stock owned.

Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percentage of Shares Outstanding
M3 Funds, LLC 10 Exchange Place Suite 510 Salt Lake City, UT 84111	430,644	(1)	5.41%

(1)  Based upon a Schedule 13G filing dated January 20, 2012 made with the Securities and Exchange Commission. According to the Schedule 13G, all 430,644 shares are owned directly by M3 Partners, L.P., a Delaware limited partnership, whose general partner is M3 Funds, LLC, a Delaware limited liability company, and whose investment adviser is M3F, Inc., a Utah corporation.  Jason A. Stock and William C. Walker are the managers of M3 Funds, LLC and managing directors of M3F, Inc.

DIRECTOR COMPENSATION

The following table details the compensation paid to our non-employee directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
James M. Bollerman	24,350	7,667	-	32,017
Robert E. Gregory	20,350	7,667	146	28,163
Robert B. Grossman, M.D.	21,500	7,667	175	29,342
John E. Holobinko, Esq.	28,750	7,667	282	36,699
Michael W. Kostelnik, Jr.	24,350	7,667	282	32,299
William F. LaMorte	25,150	7,667	144	32,961
Joseph F.X. O’Sullivan	31,550	7,667	173	39,390
Charles T. Parton	44,750(3)	7,667	407	52,824
Frank J. Patock, Jr.	49,150(4)	7,667	282	57,099
John J. Perri, Jr., CPA	32,750	7,667	178	40,595
William Statter	30,300	7,667	319	38,286
Andrew A. Vitale, CPA	-	-	-	-
Robin Zager	25,850	7,667	152	33,669

(1)  Amounts calculated using the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly “SFAS” No. 123R).  Amounts represent the aggregate grant date fair value of option awards made during the fiscal year ending December 31, 2010.  We disclose the assumptions that we used in determining these amounts in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2) Reflects amounts of imputed income under the life insurance program, which we describe under the caption “Director Life Insurance Program.”
(3) Includes $20,000 which Mr. Parton received for serving as Chairman of the Board from January 1, 2011 through May 10, 2011.
(4) Includes $20,000 which Mr. Patock received for serving as Chairman of the Board, effective May 10, 2011.

Fees Earned or Paid in Cash

For 2011, the fee for attending holding company and bank board meetings increased to $1,250 per meeting attended, the fee for attending committee meetings increased to $400 per meeting and the chairperson fee increased to $800 per meeting.  In addition, Mr. Patock received an annual stipend of $20,000 for serving as Chairman of the Board of the Company and Two River effective May 10, 2011 while Mr. Parton received an annual stipend of $20,000 for serving as Chairman of the Board of the Company and Two River from January 1, 2011 through May 10, 2011.

Director Life Insurance Program

We purchased single premium life insurance for certain of our directors in 2004, 2010 and 2011.  Under both director insurance programs, a covered individual is provided with term insurance coverage in the amount of $100,000.  Coverage will remain in effect even if the individual’s service as a member of the Board of Directors ceases. The director will forfeit any right to a benefit under the program if the Company terminates the director for cause.  We paid the premiums for the director life insurance program in the year the policies were purchased.  We have all ownership rights to the policies and all cash values thereunder.  The premiums for life insurance paid for the benefit of the individual directors are represented in the “All Other Compensation” column of the 2011 Director Compensation table.  Messrs. Gregory and O’Sullivan began participation in the director life insurance program in 2010 and Mr. Bollerman began participation in 2012.

EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation program for our principal executive officers and our other two most highly-compensated executive officers for 2011, which we refer to collectively in this proxy statement as our “named executive officers”.  The Company has elected to use the “smaller reporting company” rules issued by the SEC regarding the disclosure of executive compensation.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(4)	Stock Awards ($)(5)	Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William D. Moss President and Chief Executive Officer (1)	2011 2010	240,000 225,000	30,000 -	- -	- 78,163	15,148 15,148	25,990 35,303	311,138 353,614
A. Richard Abrahamian Executive Vice President and Chief Financial Officer (2)	2011 2010	167,000 133,333	20,000 15,000	5,367 31,136	- -	- -	14,857 7,451	207,224 186,920
Alan B. Turner Executive Vice President and Senior Loan Officer	2011 2010	176,500 172,500	20,000 15,000	5,673 -	- 26,055	19,784 8,733	17,321 16,435	239,278 238,723
Robert C. Werner Executive Vice President and Chief Operating Officer of Two River (3)	2011	161,000	20,000	5,060	-	-	10,208	196,268

(1)  Mr. Moss became President and CEO effective January 1, 2010. Prior to that time, Mr. Moss served as Executive Vice President and Senior Loan Officer from 2008 to 2009.

(2)  Mr. Abrahamian joined Two River in March 2010.  His compensation is shown for the period for which he was employed by the Company and Two River.

(3)  Mr. Werner joined Two River in September 2010.  His compensation is shown for the period for which he was employed by the Company and Two River.

(4) Amounts calculated using the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).  Amounts represent the aggregate grant date fair value of option awards made during the fiscal years ending December 31, 2011 and 2010. We disclose the assumptions that we used in determining these amounts in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Stock option awards granted vest in equal increments over a five-year period.

(5)  When we refer to “stock awards,” we are referring to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Mr. Moss and Mr. Turner were awarded 16,050 and 5,350, respectively, shares of Community Partners Bancorp common stock during 2011 having a value of $78,163 and $26,055, respectively, and this amount is included under the column “Stock Awards” for 2011.  These stock awards will vest in 2014.  Of Mr. Moss’s 16,050 awards, 8,025 is subject to an earnings condition.

(6)  The amounts in this column represent the change in the actuarial present value of the named executive officer’s accumulated benefit under his Supplemental Executive Retirement Agreement with the Company (as computed on the pension plan measurement dates used for financial statement reporting purposes for the Company’s audited financial statements in fiscal 2010 and 2011).  The Company does not offer any non-qualified defined contribution plans and no named executive officer received preferential or above-market earnings on deferred compensation.

(7)  The amounts in this column for 2011 includes the following:

•
For Mr. Moss, $3,522 for use of an automobile, $690 of imputed income for split dollar life insurance for Mr. Moss’s benefit, $12,202 for the cost of a membership in a country club approved by the Compensation Committee and a contribution of $9,576 to the Company’s 401(k) Plan on behalf of Mr. Moss to match a pre-tax elective deferral contribution made by Mr. Moss.

•
For Mr. Turner, $9,983 for use of an automobile, $329 of imputed income for split dollar life insurance for Mr. Turner’s benefit, and a contribution of $7,009 to the Company’s 401(k) Plan on behalf of Mr. Turner to match a pre-tax elective deferral contribution made by Mr. Turner.

•
For Mr. Abrahamian, $7,591 for use of an automobile, $357 of imputed income for split dollar life insurance for Mr. Abrahamian’s benefit, and a contribution of $6,909 to the Company’s 401(k) Plan on behalf of Mr. Abrahamian to match a pre-tax elective deferral contribution made by Mr. Abrahamian.

•
For Mr. Werner, $4,800 for use of an automobile, $306 of imputed income for group term life insurance for Mr. Werner’s benefit, and a contribution of $5,102 to the Company’s 401(k) Plan on behalf of Mr. Werner to match a pre-tax elective deferral contribution made by Mr. Werner.

Executive Life Insurance

During 2004, the Company had entered into an endorsement split dollar life insurance arrangement with several executives.  Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies.  In the event that a covered employee terminates employment with the Company, then all rights of the employee under the agreement and the policies cease, unless the employee had both attained age 60 and completed 10 years of service with the Company (including years of service prior to implementation of the agreements) at the time of termination of employment, in which case coverage will remain in effect until death.  In addition, in the event of a change of control (as defined in the agreements) prior to termination of employment or termination from employment due to a disability, coverage will remain in effect until death.  The employee’s rights would cease in the event of termination of employment for cause (as defined in the agreements).  The Company paid the insurance premiums for these split dollar life insurance arrangements in November 2004.

The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount that ranges from 1.0 to 1.5 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement. The Company is entitled to all other amounts payable under the policies.  During 2011, Messrs. Moss and Turner were parties to these agreements.  At December 31, 2011, the death benefit payable under Mr. Moss’s policy was $240,000, and the death benefit payable under Mr. Turner’s policy was $176,500.

During 2010, the Company had entered into a new endorsement split dollar life insurance arrangement with several executives that replaced certain split dollar life insurance arrangements established in 2004. Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies.  In the event that a covered employee terminates employment with the Company, then all rights of the employee under the agreement and the policies cease, unless the employee had attained age 65 or had been a participant in the plan at least five years, in which case a portion of the benefit will remain in effect until death. (If the executive is a participant for zero through four years, the employee’s right to the benefit ceases, for five to nine years, the amount ranges from 50% to 90% of the benefit, and upon completion of ten years, the coverage is 100% of the agreed upon amount.)  In addition, in the event of a change of control (as defined in the agreements) prior to termination of employment or termination from employment due to a disability, the agreement will remain in effect until death.  The employee’s rights would cease in the event of termination of employment for cause (as defined in the agreements).  The Company paid the insurance premiums for these split dollar life insurance arrangements in December 2009 and the arrangement was effective January 2010.  Mr. Abrahamian was added to the arrangement in December 2010, and Mr. Werner was added in January, 2012.  The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount that ranges from 0.5 times to 1.0 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement.  The Company is entitled to all other amounts payable under the policies.  During 2011, Messrs. Moss, Turner, Abrahamian and Werner were parties to these agreements.  At December 31, 2011, the death benefit payable under Mr. Moss’s policy was $120,000, the death benefit payable under Mr. Turner’s policy was $88,250 and the death benefit payable under Mr. Abrahamian’s policy was $167,000.

Also during 2010, the Company had entered into a new endorsement split dollar life insurance arrangement with several executives under a Group Term Replacement Plan, which replaces all except $50,000 of the coverage from the group term insurance already provided by the Company.  In the event that a covered employee terminates employment with the Company, then the rights of the employee under the agreement and the policies cease.  The Company paid the insurance premiums for these split dollar life insurance arrangements in November 2010 and the arrangements were effective in December 2010.  In January 2012, Mr. Werner was added to this plan.  The Company owns the policies and all cash values thereunder.  Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount of 1.0 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death less $50,000 to be provided by the group term insurance.  The Company is entitled to all other amounts payable under the policies. During 2011, Messrs. Moss, Turner, Abrahamian and Werner were parties to these agreements.  At December 31, 2011, the death benefit payable under Mr. Moss’s policy was $190,000, the death benefit payable under Mr. Turner’s policy was $126,500 and the death benefit payable under Mr. Abrahamian’s policy was $117,000.

Requirements of Troubled Asset Relief Program Participation

We participated in the Troubled Asset Relief Program Capital Purchase Program (referred to in this section as the “TARP”) established under the Emergency Economic Stabilization Act of 2008, as amended (together with all associated regulations, interpretations, and guidance, “EESA”) pursuant to which, on January 30, 2009, the U.S. Department of the Treasury (“Treasury”) invested approximately $9 million in our preferred stock.  We repurchased all of these shares of preferred stock on August 11, 2011 at which point we were no longer subject to any executive compensation requirements promulgated as part of TARP.

During the period that the TARP preferred stock was outstanding, participation in the TARP Program required that we implement certain restrictions and limitations on executive compensation, in particular severance pay, requires a review of our incentive compensation programs to ensure that they do not encourage our senior executive officers to take unnecessary and excessive risks, and limits our ability to receive tax deductions related to senior executive pay.  Among the key items established by EESA, each of which was in effect for us while our TARP obligations remained outstanding:

•
Exclude Incentives to Take Unnecessary and Excessive Risk: EESA requires a TARP participant’s compensation committee to limit features in compensation plans that encourage senior executive officers (“SEOs”) to take risks that are unnecessary or excessive or that threaten the value of the TARP participant.

•
Limits on the Payment, or Accrual, of any Bonus, Retention Award or Incentive Compensation:  EESA prohibits the payment or accrual of any bonus, retention award or incentive compensation to the most highly compensated employee of the Company except in the form of long-term restricted stock that does not become fully transferable until we repay all TARP assistance (for each 25% of total assistance repaid, 25% of the award may become transferable), has a minimum vesting period of at least two years, and does not exceed one-third of the employee’s total annual compensation in the year of grant.

•
Prohibition on Golden Parachute Payments:  EESA prohibits golden parachute payments to SEOs and the next five most highly compensated employees, which include substantially all payments made upon (i) such employee’s departure from the TARP participant for any reason other than death or disability or (ii) the effective date of a change in control of the TARP participant.

•
Clawback:  EESA requires that any bonus payment made to the SEOs or the next 20 most highly compensated employees (collectively, “Covered Employees”) must be subject to a clawback provision that provides for the clawback or recovery of the bonus payment if it was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

•	Prohibition on Tax Gross-Ups: EESA generally prohibits TARP participants from providing tax gross-ups to Covered Employees.

In addition, EESA includes the following notable provisions that are generally applicable to TARP participants:

•
Certification of Compliance:  The principal executive officer and principal financial officer and the compensation committee must provide written certifications of compliance with the identified provisions of, and in the form provided in, EESA in the Company’s annual filings with the SEC.

•
Risk Review by Compensation Committee:  The independent compensation committee must meet at least every six months to discuss and evaluate, among other things, employee compensation plans in light of an assessment of any risk posed to the TARP participant from such plans, and to ensure that employee compensation plans do not encourage the manipulation of the TARP participant’s reported earnings to enhance the compensation of its employees, as well as to discuss and evaluate whether SEO compensation plans encourage SEOs to take unnecessary and excessive risks that threaten the value of the TARP participant.

•	Luxury Expenditures Policy: Each TARP participant must implement and publicly post on its website a company-wide policy regarding excessive or luxury expenditures.

•
Annual Non-Binding Shareholder Approval of Executive Compensation:  The proxy statement of a TARP participant must permit a separate, non-binding shareholder vote to approve the compensation of executives.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table represents stock options outstanding for each named executive officer as of December 31, 2011.  All stock options have been adjusted for stock dividends and stock splits.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
William D. Moss	21,302 12,172 12,673	(2) (3) (4)	0 0 26,735	(4)	11.17 14.17 3.37	6/11/2013 8/30/2014 1/20/2019	16,532 (6)	78,527
Alan B. Turner	3,325 15,215 9,129 11,139	(1) (2) (3) (4)	0 0 0 16,710 3,811	(4) (8)	3.26 11.17 14.17 3.37 5.19	1/22/2012 6/11/2013 8/30/2014 1/20/2019 12/11/2021	5,511 (6)	26,177
A. Richard Abrahamian	4,326	(5)	17,304 3,605	(5) (8)	3.83 5.19	4/20/2020	0	0
Robert C. Werner	4,687 0	(7)	9,373 3,399	(7) (8)	4.39 5.19	9/8/2020 12/11/2021	0	0

(1)
These options were granted on January 22, 2002, and are fully vested.  We granted these options under the Two River Community Bank 2001 Incentive Stock Option Plan, which plan we assumed in connection with our acquisition of Two River.

(2)
These options were granted on June 11, 2003, and are fully vested.  We granted these options under the Two River Community Bank 2003 Incentive Stock Option Plan, which plan we assumed in connection with our acquisition of Two River.

(3)
These options were granted on August 30, 2004, and are fully vested.  We granted these options under the Two River Community Bank 2003 Incentive Stock Option Plan, which plan we assumed in connection with our acquisition of Two River.

(4)
These options were granted on January 20, 2009, and vest in equal increments over a five-year period beginning January 20, 2010.  We granted these options under the Community Partners Bancorp 2007 Equity Incentive Plan, which we describe below.

(5)
These options were granted on April 20, 2010, and vest over a five year period beginning April 21, 2011.  We granted these options under the Community Partners Bancorp 2007 Equity Incentive Plan, which we describe below.

(6)
These stock awards were granted on both August 18, 2010 and October 20, 2010 and vest in 2013.  Of Mr. Moss’s 16,532 awards, 8,266 are subject to an earnings condition.  We granted these awards under the Community Partners Bancorp 2007 Equity Incentive Plan, which we describe below.

(7)
These options were granted on September 9, 2010, and vest over a three year period beginning September 9, 2011.  We granted these options under the Community Partners Bancorp 2007 Equity Incentive Plan, which we describe below.

(8)
These options were granted on December 12, 2011, and vest over a five year period beginning December 12, 2012.  We granted these options under the Community Partners Bancorp 2007 Equity Incentive Plan, which we describe below.

EXECUTIVE INCENTIVE, EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We maintain the Community Partners Bancorp 2007 Equity Incentive Plan, which we refer to as the “2007 Plan.”  The following is a brief description of the 2007 Plan:

Types of Awards. The Plan provides that the Company may grant participants stock options, restricted stock, or such other awards as the Committee may determine.  Options awarded under the Plan may be either options that qualify as incentive stock options (“ISOs”) under Internal Revenue Code, or options that do not, or cease to, qualify as incentive stock options under the Code.

Eligibility.  Awards may be granted under the 2007 Plan to current and prospective employees, consultants, and non-employee directors.

Shares Available.  As of December 31, 2011, there were 283,803 shares available for issuance under the 2007 Plan. All shares have been adjusted for subsequent stock dividends.

Per-Person Award Limitations.  Participants are limited in any year to awards under the 2007 Plan relating to no more than 25,000 shares per type of award (that is, options, restricted stock, and other awards), plus the amount of the participant’s unused annual limit relating to the same type of award as of the close of the previous year, subject to adjustment.

Terms of Stock Options.  The exercise price per share purchasable under either an ISO or a NQSO may not be less than the fair market value of a share of stock on the date of grant of the option.  The Compensation Committee will determine the term of each option, but no ISO may have a term in excess of ten years from the date of grant.  The Compensation Committee will determine the time or times at which or the circumstances under which an option may be exercised.

Terms of Restricted Stock.  Restricted stock is stock which is subject to certain restrictions and to a risk of forfeiture.  The Compensation Committee will determine the period over which any restricted stock which is issued under the 2007 Plan will vest, and will impose such restrictions on transferability, risk of forfeiture, and other restrictions as the Compensation Committee may in its discretion determine.  Unless restricted by the Compensation Committee, a participant granted restricted stock will have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends with respect to that stock.

Change in Control.  In general, in the event of a Change in Control (as defined in the 2007 Plan) all outstanding unvested awards will become fully exercisable and vested as of the time of the Change in Control, and all restricted stock and awards subject to risk of forfeiture will become fully vested.  The Compensation Committee may, at its discretion, determine to extend to any participant who holds options or other awards, the right to elect during the 60-day period immediately following a Change in Control, in lieu of acquiring shares, to receive in cash (based upon a formula as described in the 2007 Plan).

Supplemental Executive Retirement Agreements

On January 1, 2005, the Company entered into supplemental executive retirement agreements (the “SERP Agreements”) with each of Messrs. Moss and Turner, effective November 1, 2004, to provide nonqualified pension benefits to the participants.  The SERP Agreements were amended on October 30, 2008 to comply with the requirements of Code Section 409A and in certain other respects.  The SERP Agreements were amended in June 2010 to make them more in definitional alignment with the June 1, 2010 Change in Control agreements, remove the non-compete provision and in certain other respects.  On January 19, 2012, the SERP Agreement for Mr. Moss was amended effective on that date to increase the annual benefit payable to Mr. Moss, upon attaining age 65, from $50,000 to $100,000 and to increase the other benefits payable thereunder.  On January 19, 2012, the Bank also entered into supplemental executive retirement agreements with each of Messrs. Abrahamian and Werner, to provide nonqualified retirement benefits to the participants, which are not described below.

Under the SERP Agreements, upon Messrs. Moss and Turner attaining age 65, each is entitled to an annual benefit.  Mr. Moss’s annual benefit is $50,000 (but has since been increased to $100,000) and Mr. Turner’s annual benefit is $71,000. The foregoing benefits commence within 30 days after a participant attains their specified age and are paid in monthly installments for 15 years.

In addition to the foregoing, the SERP Agreements also provide for the following benefits, which are payable upon the following events, commence at the following times, and are paid in the following forms:

▪
In the event that a participant separates from service prior to age 65 for reasons other than death, disability, an involuntary termination for cause, or a change in control, the participant is entitled to a pro-rata annual benefit based on his age at the time he separates from service ($14,457 and $9,166 for Messrs. Moss and Turner, respectively, as of December 31, 2011), commencing within 30 days after he separates from service and paid in monthly installments for 15 years;

▪
In the event that a participant becomes disabled while in active service prior to age 65, the participant is entitled to a pro-rata annual benefit based on his age at the time he becomes disabled ($28,401 and $27,002 for Messrs. Moss and Turner, respectively, as of December 31, 2011), commencing within 30 days after he attains age 65 and paid in monthly installments for 15 years;

▪
In the event that a participant dies while in active service prior to age 65, the participant is entitled to a pro-rata benefit based on his age at the time of his death ($639,238 and $355,191 for Messrs. Moss and Turner, respectively, as of December 31, 2011), paid in a lump sum within 90 days after the date of death; and

▪
In the event that a change in control occurs while a participant is a full-time employee, the participant is entitled to a pro-rata annual benefit based on his age at the time of the change in control ($66,461 and $36,929 for Messrs. Moss and Turner, respectively, as of December 31, 2011), commencing within 30 days after he separates from service and paid in monthly installments for 15 years.

Payments from the SERP Agreements may be delayed upon a participant’s termination of employment in accordance with Code Section 409A.

The Company’s ability to provide enhanced benefits under the SERP Agreements as a result of a change in control is affected by the terms of the Company’s participation in the TARP Program.  See the section titled “Requirements of Recently Enacted Legislation” for further details.

Employment Agreement with William D. Moss

On May 28, 2010, the Company and Two River entered into an employment agreement with Mr. Moss. The initial term of the Agreement expires on the earlier of: May 31, 2013; or upon the Change in Control of the Company (defined in the Agreement to include an acquisition of the Company or Two River by an unaffiliated party or the acquisition of 25% or more of the voting securities of the Company).

Mr. Moss’ annual base salary under the agreement may be no less than $225,000, which may be increased by the Compensation Committee in its discretion.  Mr. Moss is eligible to receive a discretionary annual bonus in an amount determined by the Company’s Board, which will be based on performance standards that are consistent with industry standards for similarly situated bank holding companies and community banks.  Additionally, the agreement requires the Company to lease or purchase Mr. Moss an automobile.

In the event that Mr. Moss’s employment is terminated involuntarily without Cause (defined below) or he terminates employment voluntarily for Good Reason (defined below), he will be entitled to a lump-sum cash payment equal to two times the sum of (i) his base salary; and (ii) cash bonuses paid to him in the last full calendar year.  In such an event, Mr. Moss will also be entitled to have the title of the automobile purchased or leased for his use to be transferred to him, free of all liens, encumbrances, claims or leases, for the consideration of $1.00.  Mr. Moss is entitled to continued coverage for a period of 12 months following his termination date under the medical and dental benefit plans and life and disability insurance plans, in which he participates as of the date of his termination, under the same costs, terms and conditions applicable to employees with similar titles. If Mr. Moss’ continued participation under such plans would be prohibited, the Company will provide Mr. Moss with periodic payments, in amount it determines are sufficient, in its reasonable discretion, to defray the cost to Mr. Moss of obtaining materially identical benefits.  If Mr. Moss is terminated for Cause or without Good Reason, he is only entitled for payment for benefits and salary accrued to the date of his termination.

The employment agreement contains a covenant not to compete prohibiting Mr. Moss, in the event he is terminated for Cause or resigns without Good Reason, from being employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which Two River or any other existing subsidiary of the Company maintains an office or branch, which directly competes with, or reasonably could be expected to materially adversely affect the revenues generated by, Two River or any other such subsidiary of the Company for a period of twelve months.  For the twelve months following Mr. Moss’ termination for Cause or resignation without Good Reason, he will be prohibited from soliciting the Company’s employees in a senior managerial, operation or lending capacity, or the Company’s highly skilled employees with access to and responsibility for any confidential information, to become employed or engaged by him or with any person, firm, company or association in which Mr. Moss has an interest.

Change in Control Agreements.

On July 11, 2010, July 20, 2010 and April 20, 2011, Messrs. Turner, Abrahamian and Werner, respectively, each entered into change in control agreements with Two River and the Company, respectively.  The change in control agreements, which are virtually identical, will terminate upon the earlier of the executive’s death or the second anniversary of the occurrence of a Change in Control.

In the event that during the contract period (a) the executive’s employment is terminated by the Company or Bank without Cause (as defined below) or (b) the executive terminates his employment voluntarily for Good Reason (as defined below), he will be entitled to a lump-sum cash payment equal to two (2) times his highest annual compensation, including only salary and cash bonus, paid during any of the three (3) calendar years immediately prior to the Change in Control. If the Company is providing him at the time of his termination without Cause or resignation with Good Reason with an automobile for his use, the executive also will be entitled to have the title of that automobile transferred to him, free of all liens, encumbrances, claims or leases, for the consideration of $1.00.  The executive is entitled to continued coverage for the remainder of the contract period under the medical and dental benefit plans, and life and disability insurance plans, in which he participates as of the date of his termination without Cause or resignation with Good Reason, under the same costs, terms and conditions as are applicable to employees with similar titles. If the executive’s continued participation under such plans would be prohibited under their terms, the Company or Two River will provide him with periodic payments in such amount as it determines to be sufficient, in its reasonable discretion, to defray the cost of obtaining materially identical benefits.  If the executive is terminated for Cause or resigns without Good Reason during the contract period, he will be entitled only to payment for benefits and salary accrued to the date of his termination.

The change in control agreements contain a covenant not to compete providing that, if the executive receives the lump-sum payment under the agreement, he will be prohibited from being employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which Two River or any other existing subsidiary of the Company maintains an office or branch, which directly competes with, or reasonably could be expected to materially adversely affect the revenues generated by, Two River or any other such subsidiary of the Company.  This prohibition lasts for a period of 12 months following his receipt of the lump-sum payment.  For the 12 months following the executive’s receipt of the lump-sum payment, he will be prohibited from soliciting the Company’s employees in a senior managerial, operation or lending capacity, or the Company’s highly skilled employees with access to and responsibility for any confidential information, to become employed or engaged by him or with any person, firm, company or association in which the executive has an interest.

Mr. Moss’ employment agreement and the change in control agreements (collectively, the “Agreements” and each an “Agreement”) define “Cause” as: (i) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism; (ii) willful and continued failure to perform his duties after at least one written warning from the Company’s Board; or (iii) willful misconduct of any type, which causes material injury to either or each of the Company or Two River.

The Agreements define “Good Reason” as any material breach of the Agreement or material failure of the Company to tender performance under the Agreement; or any of the following actions taken without the express written consent of the executive:  (i) the assignment of duties inconsistent with his position or a reduction of the powers or functions associated his position, title, duties, responsibilities, or status, or his removal from his current position; (ii) any transfer to an office outside New Jersey or another location greater than 50 miles from his current location; (iii) a reduction in his annual base salary; or (iv) the Company’s failure to provide, or material reduction of, any benefits under any retirement, life insurance, health, disability, or other benefit plan.

A “Change in Control” under the Agreements includes actual knowledge by the Company that any unaffiliated person is or has become the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; the purchase by an unaffiliated person of twenty-five percent (25%), in the aggregate, of the issued and outstanding shares of the Company’s common stock pursuant to a tender or exchange offer; and the approval by (i) the shareholders of the Company, or (ii) as to Two River, the Company as the sole shareholder of Two River, of certain mergers, consolidations, asset dispositions, and other reorganizational transactions.

The table below summarizes the payments our named executive officers would receive if they were terminated as of, or a change in control occurred on, December 31, 2011.

				Before Change in Control		After Change in Control
		Termination for Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
William D. Moss	Severance (1)	$0	$0	$480,000	$480,000	$480,000	$480,000
	Welfare continuation (2)	$0	$0	$22,584	$22,584	$22,584	$22,584
	Additional SERP Benefit	$0	$0	$0	$0	$229,354	$229,354
	Automobile	$24,042	$0	$24,042	$24,042	$24,042	$24,042
	Value of accelerated stock options	$0	$0	$0	$0	$36,894	$36,894
	Value of accelerated restricted stock	$0	$0	$0	$0	$78,527	$78,527
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($125,200)	($125,200)
	Total	$24,042	$0	$526,626	$526,626	$746,202	$746,202
A. Richard Abrahamian	Severance (1)	$0	$0	$0	$0	$364,000	$364,000
	Welfare continuation (2)	$0	$0	$0	$0	$33,127	$33,127
	Automobile	$0	$0	$0	$0	$0	$0
	Value of accelerated stock options	$0	$0	$0	$0	$15,920	$15,920
	Value of accelerated restricted stock	$0	$0	$0	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$413,047	$413,047
Alan B. Turner	Severance (1)	$0	$0	$0	$0	$383,000	$383,000
	Welfare continuation (2)	$0	$0	$0	$0	$24,566	$24,566
	Additional SERP Benefit	$0	$0	$0	$0	$271,125	$271,125
	Automobile	$0	$0	$0	$0	$18,952	$18,952
	Value of accelerated stock options	$0	$0	$0	$0	$23,060	$23,060
	Value of accelerated restricted stock	$0	$0	$0	$0	$26,177	$26,177
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($233,857)	($233,857)
	Total	$0	$0	$0	$0	$513,023	$513,023
Robert C. Werner	Severance (1)	$0	$0	$0	$0	$330,000	$330,000
	Welfare continuation (2)	$0	$0	$0	$0	$45,534	$45,534
	Automobile	$0	$0		$0	$0	$0
	Value of accelerated stock options	$0	$0	$0	$0	$22,660	$22,660
	Value of accelerated restricted stock	$0	$0	$0	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$398,194	$398,194

(1) For severance and welfare continuation payment calculation, and time and form of such payments, see "Employment and Severance Agreements."
(2) Assumes no increase in the cost of welfare benefits.

CERTAIN TRANSACTIONS WITH MANAGEMENT

Transactions with Related Persons

The Company, through its subsidiary Banks, has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2011, the Company had total loans and loan commitments outstanding to directors and executive officers and their affiliates of approximately $12.8 million, or approximately 14.7% of total shareholder’s equity at that date.  As of December 31, 2011, no director or executive officer of the Company was in default under any loan transaction with the Company or Two River.

The Board has determined that other than the transactions described in the preceding paragraphs, no transactions occurred since the beginning of fiscal year 2011 or are currently planned involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons that would require disclosure as a “related person transaction”.

NASDAQ Marketplace Rule 5630(a) requires that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board of Directors.

Our Code of Conduct requires all officers to make full written disclosure to the CEO and the Board of Directors and obtain written approval from the CEO of all proposed outside employment, directorships or fiduciary appointments. Directors, or a business in which the Director is a partner, significant shareholder, director or executive officer, may provide services to us or to our customers in a transaction with us, subject to disclosure to and approval by the CEO and subject to disclosure to and approval by the Board of Directors when the CEO reasonably believes there is the potential for a material conflict between our interests and the Director’s or his client’s interests.  In the case of a transaction with a family member, or a business in which the family member is a partner, significant shareholder, director or executive officer, relating to service or product supplier or otherwise, prior approval by the Board of Directors and competitive pricing are required.  If it relates to a family member of an employee (and not a member of senior management), CEO approval may substitute for approval by the Board of Directors.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus, any substantive proposal, including shareholder proposals, must be referred to in the Company’s notice of shareholders’ meeting for the proposal to be properly considered at a shareholders’ meeting.

Proposals of shareholders which are eligible under SEC rules to be included in the Company’s 2013 proxy materials must be received by the Corporate Secretary of the Company no later than December ___, 2012.

If the Company changes the date of its 2013 Annual Meeting to a date more than 30 days from the anniversary of the date of its 2012 Annual Meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before the Company begins to print and mail its proxy materials. If the Company changes the date of its 2013 Annual Meeting in a manner that alters the deadline, the Company will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

Under our bylaws, written notice of shareholder nominations to the Board of Directors must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting.  Accordingly, any shareholder who wishes to have a nomination considered at the 2013 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to the Company’s Secretary between January ___, 2013 and February ___, 2013.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above.  Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board, and return it in the enclosed envelope.

By order of the Board of Directors William D. Moss President and Chief Executive Officer

A copy of the annual report to shareholders for the fiscal year ended December 31, 2011 accompanies this proxy statement. The annual report is a combined report with the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2011 filed with the SEC.  The Company will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary, Community Partners Bancorp, 1250 Highway 35 South, Middletown, New Jersey 07748.

Exhibit “A”

SIXTH: The management, control and governance of the Corporation shall be vested in a board of directors consisting of not less than one (1) nor more than fifteen (15) members in number, as fixed by the board of directors of the Corporation from time to time.  The directors of the Corporation shall be divided into three classes:  Class I, Class II and Class III.  Each Class shall be as nearly equal in number as possible.  If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors.  The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 2013; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2014; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2015.  After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.  If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred.

Any director may be removed from office as a director but only for cause (i) by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) by the affirmative vote of a majority of the members of the Board of Directors in office where, in the judgment of such majority, the continuation of the director in office would be harmful to the Corporation, and the Board of Directors may suspend the director for a reasonable period pending final determination that cause exists for such removal.

The Board of Directors from time to time shall determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders; and no shareholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by statute or authorized by the Board of Directors, or by a resolution of the shareholders of the Corporation.

The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may appoint from among its members an executive committee which shall have and may exercise all the authority of the Board of Directors except as otherwise expressly provided by law, and one or more other committees which shall have such authority as may be delegated by the Board of Directors.

COMMUNITY PARTNERS BANCORP
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on May 16, 2012

The undersigned hereby appoints Alan B. Turner, A. Richard Abrahamian, and Robert C. Werner and each of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the 2012 Annual Meeting of Shareholders of Community Partners Bancorp (the “Company”), to be held at the Hilton Woodbridge, located at 120 Wood Avenue South, Iselin, New Jersey, on Wednesday, May 16, 2012, at 10:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.	To vote for the following nominee for election as director of the Company:	For	Withhold

FRANK J. PATOCK, JR.

	To vote for the following nominee for election as director of the Company:	For	Withhold

CHARLES T. PARTON

	To vote for the following nominee for election as director of the Company:	For	Withhold

JAMES M. BOLLERMAN

	To vote for the following nominee for election as director of the Company:	For	Withhold

ROBERT E. GREGORY

	To vote for the following nominee for election as director of the Company:	For	Withhold

ROBERT B. GROSSMAN

	To vote for the following nominee for election as director of the Company:	For	Withhold

JOHN E. HOLOBINKO

	To vote for the following nominee for election as director of the Company:	For	Withhold

WILLIAM F. LAMORTE

To vote for the following nominee for election as director of the Company:	For	Withhold

WILLIAM D. MOSS

To vote for the following nominee for election as director of the Company:	For	Withhold

JOSEPH F.X. O’SULLIVAN

To vote for the following nominee for election as director of the Company:	For	Withhold

JOHN J. PERRI, JR.

To vote for the following nominee for election as director of the Company:	For	Withhold

WILLIAM STATTER

To vote for the following nominee for election as director of the Company:	For	Withhold

ANDREW A. VITALE

To vote for the following nominee for election as director of the Company:	For	Withhold

ROBIN ZAGER

2.	Ratify selection of ParenteBeard LLC as the Company’s independent registered public accounting firm.	For	Against	Abstain

3.
To approve an amendment to the Company’s certificate
of incorporation with respect to the classification of the
Board and preventing removal of directors of the
Company by the shareholders without cause.

	For	Against	Abstain

4.	In their discretion, on the conduct of other business if properly raised.

If this proxy is properly signed and is not revoked, the proxies will vote as specified herein or, if a choice is not specified, they will vote “FOR” the nominees listed in Item 1, “FOR” the proposals set forth in Items 2 and 3, and in their discretion on the conduct of other business if properly raised.

Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.

Date: , 2012

(Signatures)